Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Clean Energy Fuels Corp.:

We consent to the use of our report dated March 13, 2018, with respect to the consolidated balance sheets of Clean Energy Fuels Corp. as of December 31, 2016 and 2017, and the related consolidated statements of operations, comprehensive loss, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2017, and the related notes and financial statement schedule II (collectively, the “consolidated financial statements”), and the effectiveness of internal control over financial reporting as of December 31, 2017, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Irvine, California

August 7, 2018